© 2020 Salarius Pharmaceuticals, Inc. Confidential NASDAQ:SLRX Investor Presentation Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-284368 August 5, 2025

Forward-Looking Statements This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Salarius Pharmaceuticals, Inc. (Salarius or the Company), Decoy Therapeutics Inc. (Decoy), the proposed merger, Salarius’ ability to regain compliance with the Nasdaq continued listing requirements and other matters, including without limitation, statements relating to plans and expectations relating to the business, scientific advisory board, product candidates and products, including expected achievement of milestones for its lead asset and future prospects of Salarius, Decoy and the combined company. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Salarius, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing are not satisfied, including uncertainties as to the timing of the consummation of the proposed merger; the ability of each of Salarius and Decoy to consummate the merger; risks and uncertainties related to Salarius’ ability to regain compliance with the Nasdaq continued listing standards in the requirement timeframe; risks related to the combined company’s ability to satisfy the initial listing standards in the required timeframe; Salarius may not receive any additional extensions from Nasdaq if Salarius is unable to regain compliance within the required timeframe; risks related to Salarius’ ability to estimate and manage its operating expenses and its expenses associated with the proposed merger pending the closing; risks that the combined company will not achieve the synergies expected from the proposed merger; risks that Salarius and the combined company will not obtain sufficient financing to execute on their business plans and risks related to Decoy’s products and development plans, including unanticipated issues with any IND application process and the potential of the IMP3ACT platform. Readers are urged to carefully review and consider the various disclosures made by Salarius in the Registration Statement on Form S-1 (File No. 333-284368), in its reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the United States Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Salarius’ actual results may vary materially from those expected or projected. 2

Free Writing Prospectus This presentation highlights basic information about the Company, Decoy and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our Company. Except as otherwise indicated, this presentation speaks only as of the date hereof. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein. 3

Risk Factors • The Merger may be completed even though certain events occur prior to Merger Closing that materially and adversely affect Salarius or Decoy. • Nasdaq may delist the combined company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject the combined company to additional trading restrictions. • Stockholders of the combined company may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger and the Qualified Financing. • The historical unaudited pro forma condensed combined financial information may not be representative of the combined company’s results after the Merger. • During the pendency of the Merger, Salarius and Decoy may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. • Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement. • Pursuant to the terms of the Merger Agreement, Salarius is required to recommend that its stockholders approve the conversion of all outstanding shares of its Preferred Stock into shares of its Common Stock. Salarius cannot guarantee that its stockholders will approve this matter, and if they fail to do so its operations may be materially harmed. • Because the lack of a public market for Decoy’s capital stock makes it difficult to evaluate the value of Decoy’s capital stock, the stockholders of Decoy may receive shares of Salarius common stock in the Merger that have a value that is greater than the fair market value of Decoy’s capital stock. • The combined company may become involved in securities class action litigation that could divert management’s attention and harm the combined company’s business and insurance coverage may not be sufficient to cover all costs and damages. 4

Overview Salarius has agreed to a definitive merger1 with Decoy Therapeutics, a preclinical biopharmaceuticals company engineering the next generation of peptide conjugate therapies. 5 Transaction Overview Structure: Stock-for-Stock Pro-Forma Ownership2: 92.4% - Decoy 7.6% - SLRX 1. Closing contingent on minimum proceeds of $6 million and meeting the continued listing of Salarius common stock on NASDAQ. 2. Before taking into account the dilutive effects of any financing transactions

We are a biotech company dedicated to applying an engineering mindset to peptide conjugate drug discovery and development, leveraging machine learning and rapid synthesis to decrease time, cost, and risk 6

What’s So Special About Peptide-Conjugates? The Whole Is Greater Than The Sum Of The Parts Peptide targets GLP-1 & GIP, but lasts in circulation for only a few hours Lipid ‘tail’ targets nothing, but stays in circulation for days or weeks … but put them together in a conjugate and you get  The individual components of Tirzepatide are not effective drugs … 7

IMP3ACT* Peptide Conjugate Fusion Inhibitors: A Novel, Flexible, ‘Designable’ Antiviral Platform Viral fusion inhibitor peptides ML/AI-assisted design Targeting ‘Tail’ Tissue targeting, Drug-like properties Linker Proprietary chemistry Linker length engineering Proprietary ‘Single Shot’ Synthesis Make the entire conjugate in a single chemical process Rapid, repeatable, scalable Standard equipment *Immediate Peptide/PPMO/P-PROTAC Alpha-helical Conjugate Technology 8

Our Platform Is Built Around A Rapid Design-Build-Test-Learn (DBTL) Loop Test Physiochemical Viral in vitro “Organoid” Build Rapid ‘Single Shot’ Synthesis In Silico Re-optimize and Redesign LearnDesign Public Data ML/AI Proprietary Data Hours to Days 1 to 4 Days Days to Weeks Learn & Optimize Proprietary Data  Efficacy  PK  Formulation  Manufacturing 9

Our Program has been supported by Leading Non-Dilutive Funders $6.5M in non-dilutive funding to-date 10

Our Viral Target Is A “Weakness” Shared By 250+ Human Infecting Viruses Similar structure across many viruses DCOY Fusion inhibitor HR2 HR1 Multi-viral activity Applicable To 11 viral families  250+ viruses Corona Influenza Paramyxo (RSV+) Herpes Retro (HIV) Filo (Ebola) Flavi (Dengue, Zika) Toga (EEE) Arena (Lassa) Bunya (VHFs) Rhabdo (Rabies) Bird Flu New Coronavirus Measles Ebola 11

Combined Company’s Antiviral Pipeline Expected to Focus On Multi-Viral Inhibitors Peptide Conjugate Drug Development Programs Indication(s) Status Discovery Preclinical Ph1 Ph2 Multi-Viral Respiratory Antivirals COV: Pan-Coronavirus Fusion Inhibitor Conjugate Funded to IND by Gates Foundation COVID+ Protection for Immunocompromised TRI: Broad Acting Respiratory Fusion Inhibitor Conjugate Influenza/COVID/RSV+ Non-Viral Targets Confidential SP-3164 Protein Degrader (PROTAC) Exploratory Small Molecule Program SP-2577 LSD-1 Inhibitor + azacytidine MDS/CML Ph1 Start 1H26 Multi-family activity 3Q25 Next Milestone Under review

Our Viral MOA Allows For Broad Multi-Viral Activity From A Single Drug Pseudotype Assay IC50 (µM) Performed at BIDMC Live Virus Assay IC50 (µM) Performed at iiTRi DCOY101 DCOY102 DCOY103 DCOY101 DCOY102 DCOY103 WT (D614G) 0.027 0.027 0.052 0.096 0.184 0.124 Alpha 0.015 0.020 0.033 Gamma 0.029 0.035 0.087 Delta 0.020 0.031 0.054 0.035 0.106 0.085 P1 0.025 0.013 0.022 Beta 0.017 0.036 0.103 BA.1 0.021 0.024 0.042 0.022 0.012 0.019 BA.2 0.017 0.021 0.054 SARS-CoV-1 0.0009 0.000004 0.00007 MERS 0.103 0.468 0.246 Very Robust Results: • Nanomolar activity • All human Coronaviruses • Multiple constructs • Multiple CROs • Multiple assay types • Multiple manufacturing lots DCOY-COV Pan-Coronavirus Activity Same sequence in animal coronaviruses 13

Fusion Core Cryo EM structures of SARS-CoV-2 spike protein Pdb: 8FDW X-ray structures of Influenza A H3N2 HA2 protein Pdb: 1QU1 X-ray structures of RSV F protein Pdb: 3RRR RSV SARS-CoV-2 Influenza H3N2 SARS-CoV-2, Influenza A, and RSV Fusion Cores Are Very Structurally Similar

DCOY-COV Is Highly Effective In Vivo Up To 36 Hours Post-Viral Exposure DCOY-COV prevents SARS-CoV-2 infections in the nose & lungs up to 36 hours post exposure when dosed daily 15

DCOY-COV: Fast, Repeatable Path To Human Proof Of Concept In Antivirals (Clinic In 2H26) IND 2H26 Ph 1 Safety, PK 3 Months $3-5M Ph 2 Human Challenge Study Efficacy 3-5 Months $7-10M Human safety shown Clinical Proof of Concept Ph 3 “Real World” Study Registration Focused Value Inflection Points Typically requires multiple years and multi-x $10M DCOY-TRI will follow the same path to clinical POC 16 *Timeline and amounts are based upon current expectations and results are not guaranteed

DCOY-COV Has Multiple Commercial Opportunities Inhaled pan-Coronavirus inhibitor Product Profile • Inhaled antiviral fusion inhibitor • All human Coronaviruses • Convenient self-admin • Low COGs • Shelf stable • 8-24 hours activity Prophylaxis for highly immunocompromised 5M+ Patients US+EU @Home transmission control post-infection 127M US Households Paxlovid alternative fewer drug interactions $5.5B 2024 sales Commercialization Options MERS Middle Eastern Respiratory Syndrome 30%+ Mortality rate Novel Coronavirus? ??? 17

‘Influenza-Like Illness’: Significant Opportunity Flu : 279,390 COVID-19: 663,300 RSV: 184,585 US Weekly Hospitalization Rate (CDC Data) ~60k hospitalizations at peak, 7% of US hospital beds US Hospitalizations Sep ‘23 to Dec’ 24 (CDC Data) 10M+ US medical visits annuallyTotal 1,127,275 18

Building Global Low-Cost Manufacturing DRAFT  License & ‘Tech Transfer’ package  Standard peptide equipment  Existing or new facilities  Local control  Repeatable, multi-asset  ‘Virtual’ manufacturing network 19

The Future: IMP3ACT* Is A Flexible, Modular Platform To Engineer Peptide-Conjugate Drugs For Many Diseases ‘Warheads’ Hit targets across all human physiology multi-target potential Linker System Proprietary conjugation chemistry Targeting ‘Tails’ Tissue targeting, long-lasting activity Peptides Oligonucleotides Small MoleculesLipids Targeting peptides Cell penetrating peptides + + *Immediate Peptide/PPMO/P-PROTAC Alpha-helical Conjugate Technology 20

Decoy’s Next Target Set: G-Protein Coupled Receptors (GPCRs) Competitive White Space ~500 approved drugs targeting GPCRs ~75% of GPCR targets remain undrugged Oncology, immunology, CNS, metabolism + The GPCR Family Tree Similar ‘⍺-Helical’ Engineering Viral Fusion Core GPCR 21

Combined Company Expects to Reach Multiple Value Creating Milestones With Low Burn Rate Over The Next Year Merger Close + Financing July ‘25 GF Funds: $3.5M DCOY-COV IND 2H26 S-1 Financing: $8M DCOY-COV Clinical POC 1H27 DCOY-TRI Lead candidates with COVID/Flu/RSV+ activity 1H26 DCOY-TRI IND 1H27 Non-Viral Initial oncology POC 22 *This timeline is based upon current expectations and results are not guaranteed

Merger Terms 23 The Decoy transaction is structured as a two-step transaction: Step 1 Step 2 Decoy’s equity exchanged into SLRX common and Series A Preferred and certain Decoy debt exchanged into SLRX Series B Preferred Post Merger Ownership1: Decoy – 92.4% SLRX – 7.6% Special shareholder meeting called to approve conversion of Series A Preferred Stock and Series B Preferred Stock into SLRX common stock2 1. Before taking into account the dilutive effects of any financing transactions 2. NASDAQ has deemed the transaction constitutes a business combination that results in a change of control. The post-transaction entity will be required to satisfy all of NASDAQ’s initial listing criteria. The Series A and Series B Preferred Stock will not be convertible into SLRX common stock until NASDAQ’s approval of the initial listing application and stockholder approval.

Pro-Forma Cap Table1 24 1. Before taking into account the dilutive effects of any financing transactions Capitalization as of July 30, 2025 Common Equivalents SLRX Common Outstanding 7,645,594 Convertible Series A & B Preferred Stock 25,789,853 SLRX Options (Weighted Avg. Exercise Price $66.75) 31,554 SRLX Warrants (Weighted Avg. Exercise Price $87.60) 86,661 Fully Diluted 33,553,662 Related Party Loans - Due July 2026 $139,823 Promissory Note – Due October 2025 $31,969

We Are Serial Drug Company Builders

Founders & Management: Multiple Drugs Approved Across Therapeutic Areas



Rick Pierce *CEO*
Investment Banking
Serial Biotech
Entrepreneur

JAVELIN LEHMAN BROTHERS



Mark Rosenblum *CFO*
ActiveCare
Advaxis
Haskin & Sells (Deloitte)

ADVAXIS IMMUNOTHERAPIES ActiveCare



Barb Hibner PhD
CSO
Bayer, Chiron, Takeda

MILLENNIUM BAYER CHIRON Takeda



Michael Lipp PhD
CTO
Alkermes, Acorda, Nocion

Alkermes ACORDA THERAPEUTICS



Peter Marschel MS MBA
CBO
Merck, Vertex, Takeda

MERCK VERTEX Takeda

Key Co-Founders & Advisors



Brad Pentelute PhD
SAB Member, Tech Advisor
Prof of Chemistry, MIT

MIT



Shahin Gharakhanian MD
Acting CMO/SAB Chair
Former VP R&D Vertex

VERTEX ASSISTANCE PUBLIQUE HÔPITAUX DE PARIS

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26 Contact: Mark Rosenblum Chief Financial Officer mrosenblum@salariuspharma.com